Exhibit 99.1

Heritage Commerce Corp announces retirement of Margo Butsch, Executive Vice President and Chief Credit Officer

San Jose, California — June 15, 2023 — Heritage Commerce Corp (NASDAQ: HTBK) (the "Company"), parent of Heritage Bank of Commerce (the "Bank"), today announced that Margo Butsch will be retiring from her position as Executive Vice President and Chief Credit Officer, after eight years with the Bank. Margo’s retirement caps a notable and successful career in banking.

"On behalf of the Board of Directors and the management team, we express our sincerest gratitude to Margo for her loyal service with our Company," said Clay Jones, President and Chief Executive Officer. "Her leadership has been integral in enhancing our credit structure and maintaining our high standards for safety and soundness. We wish her all the very best in her well-deserved retirement." The Bank will appoint a new Chief Credit Officer following an orderly internal and external executive search. "Margo has created a strong team and a solid credit culture that will allow for a smooth transition to her successor."

Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Oakland, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

Member FDIC

For additional information, contact:

Debbie Reuter

EVP, Corporate Secretary

Direct: (408) 494-4542

Debbie.Reuter@herbank.com

1